AMENDED SCHEDULE A

To the

Distribution Agreement

Between

Valued Advisers Trust

and

Ultimus Fund Distributors, LLC

Dated February 1, 2021

Updated September 4, 2024

Fund Portfolio(s) (by fiscal year end)

Fiscal Year End January 31

Belmont Theta Income Fund

Channing Intrinsic Value Small-Cap Fund

Fiscal Year End October 31

Slow Capital Growth Fund